Exhibit 99.1:
First Real Estate Investment Trust of New Jersey
Adopts a Share Repurchase Plan
in Accordance with SEC Rules 10b5-1 and 10b-18.

HACKENSACK, NJ, September 12, 2008 - First Real Estate Investment Trust of New Jersey (“FREIT”) announced today that in order to facilitate the repurchase of FREIT shares, its Board of Trustees has approved a share repurchase plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934.  The share repurchase plan provides for the repurchase of FREIT shares having an aggregate value of up to $1,880,000 over a period of six months following the date of adoption of the share repurchase plan, subject to certain price limitations and other conditions established under the plan.  Share repurchases may be made from time to time, in the open market or through privately negotiated transactions.

In April 2008, the Board of Trustees authorized up to $2,000,000 for the repurchase of FREIT shares, commencing three days after the announcement of its operating results for the fiscal quarter ended April 30, 2008.  Since that date, FREIT has repurchased 5,000 shares for an aggregate purchase price of $120,000, or $24.00 per share.  As of September 11, 2008, there were 6,988,152 shares outstanding.  The action by the Board of Trustees being announced today does not expand the April 2008 share repurchase program, which may be terminated at any time and without prior notice.

Rule 10b5-1 permits the implementation of a written plan for repurchasing company stock at times when an issuer is not in possession of material, non-public information and allows issuers adopting such plans to repurchase shares on a regular basis, regardless of any subsequent material, non-public information it receives.  The Rule 10b5-1 plan will allow repurchases to be effected through FREIT’s repurchasing agent, Hill, Thompson, Magid & Co., Inc., pursuant to the terms and conditions set forth in the share repurchase plan, which has been established in accordance with applicable regulations.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s current expectations and involve risks and uncertainties, other factors that management is unable to predict or control, and assumptions that, if they do not fully materialize or if they prove incorrect, could cause our results to materially differ from those expressed or implied by such forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.
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FREIT is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961.  It has approximately $244 million (historical cost basis) of assets.  Its portfolio of residential and retail properties extends from Eastern Long Island to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400
505 Main Street, Hackensack, NJ  07601